EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Reports First Results from 2012 Exploration and Drilling at Lookout Mountain

Coeur d’Alene, Idaho – July 31, 2012 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today provided an overview of the 2012 exploration and pre-development program at its Lookout Mountain Gold Project, along with the first drill results of the season. Lookout Mountain is the lead project within Timberline’s district-scale South Eureka property, located in Nevada's prolific Battle Mountain - Eureka Trend.

Current exploration at South Eureka is focused primarily at Lookout Mountain, where preparations are underway for a Preliminary Economic Analysis (PEA) planned for later this year.  The PEA is expected to support Timberline’s positive assessment of the near-term production potential of the project.  Highlights of the 2012 exploration and pre-development program include:

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Approximately 25,000 feet (7,620 metres) of drilling, with a primary objective of upgrading a substantial portion of the existing resource from the Inferred category into the Measured and Indicated categories.

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Continued metallurgical studies, including bottle roll testing and crush size analysis, to optimize gold recovery.

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Permitting activities, including geochemistry studies for waste rock analysis, acid base accounting, hydrologic studies, and geotechnical work, in advance of possible submission of a mine plan in conjunction with an operating permit application in the event of a favorable PEA.

Paul Dircksen, Timberline’s Chief Executive Officer, said, “We continue to generate data demonstrating that Lookout Mountain has excellent potential to host a low capital, low operating cost, open pit, heap-leach gold operation. We expect this year’s drilling to increase our Measured & Indicated gold resource substantially, providing a larger base of mineralization for use in the forthcoming PEA. Our objective is to continue moving the existing resource toward production while defining additional gold ounces at Lookout Mountain and across the district. Several members of our Board with extensive operational experience toured this project and expressed their support of this objective.  We believe that there is excellent potential for additional gold mineralization at Lookout Mountain and at other project areas at South Eureka."

Recent drill results from Lookout Mountain include the following intervals:

Lookout Mountain Drill Results

Drill Hole	From (feet)	Length (feet)(1)	Gold (opt)(2)	From (metres)	Length (metres)(1)	Gold (g/t)(2)	NaCN Recovery
BHSE-037R	610	90	0.015	185.9	27.4	0.51	39%
BHSE-129A	130	57	0.014	39.6	17.4	0.48	97%
BHSE-132	80	115	0.017	24.4	35.1	0.58	81%
BHSE-138	330	115	0.053	100.6	35.1	1.82	81%
BHSE-139	250	95	0.021	76.2	29.0	0.72	79%
BHSE-141	50	20	0.015	15.2	6.1	0.51	100%
BHSE-141	115	90	0.025	35.1	27.4	0.86	100%
BHSE-143	0	125	0.033	0	38.1	1.13	91%

Notes:

1)

True widths of the drill intercepts have not been determined

2)

Troy ounces per ton (opt) and grams per tonne (g/t)

Drill results demonstrate strong continuity of mineralization within the resource while also defining zones of higher grade mineralization. Holes 132, 138, and 139 assist with model refinement in a less densely drilled area and expand a 500 foot long zone of thick mineralization an additional 250 feet to the north. Intercepts in Hole 138, combined with previously-drilled Holes 039 and 061, indicate a northeast trending zone of higher grade mineralization that is open to the northeast. Similarly, Hole 143 expands, and keeps open to the east, mineralization along the southern flank of the same thick mineralized zone targeted by Holes 138 and 139. Hole 132 expands the resource to the west in this same zone.

The South Eureka property features three extensive mineralized trends and also includes a pipeline of earlier-stage projects that feature past-producing open pits along with several areas containing historic gold resources. Timberline is continuing its exploration efforts at other South Eureka locations with mapping and geochemical and alteration modeling in order to target deeper high-grade mineralization.  The Company also recently completed a large magnetic survey to aid in the exploration and drill hole targeting throughout the district.

Timberline’s current gold resource estimate at Lookout Mountain, which was prepared by Mine Development Associates (“MDA”) of Reno, Nevada, consists of:

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390,000 ounces Measured & Indicated Gold Resource1

(20,765,000 tons at 0.019 opt gold (18,838,000 tonnes at 0.65 g/t))

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221,000 ounces Inferred Gold Resource2

(18,385,000 tons at 0.012 opt gold (16,679,000 tonnes at 0.41 g/t))

The resources were calculated utilizing a cut-off grade of 0.006 ounces of gold per ton (opt) (0.21 grams per metric tonne (g/t)) for oxide material and 0.030 opt (1.03 g/t) for sulfide material.  Approximately 83-percent of the resource ounces are from oxide material and 17-percent are from sulfide material.  The effective date of the resource is April 17, 2012, and the complete technical report is filed on SEDAR.

The full MDA Resource Estimate with various cut-off grades may be viewed at http://timberline-resources.com/main.php?page=208. Steven Osterberg, Ph.D., P.G., Timberline’s Vice-President of Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed

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in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their ISO-9001 certified assay lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.

The Lookout Mountain mineral resources were modeled and estimated by MDA by evaluating the drill data statistically, utilizing geologic interpretations provided by Timberline to interpret gold mineral domains on cross sections spaced at 50- to 100-foot intervals across the extents of the Lookout Mountain mineralization, rectifying the mineral-domain interpretations on level plans spaced at 10-foot intervals, analyzing the modeled mineralization geostatistically to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model.  Mike Gustin is a Qualified Person as defined by National Instrument 43-101 and is responsible for the resource estimate.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  Timberline is working on a transaction to increase its ownership stake from 50% to 100% in its Butte Highlands Joint Venture in Montana where gold production is targeted to commence later this year.  Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

(1) Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(2) Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.

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These statements include but are not limited to statements regarding the timing of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand the South Eureka resource, purchase of the Butte Highlands JV, LLC membership interests (including the expected timing of such purchase),  the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO
Phone: 208.664.4859

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